EXHIBIT 10.8

AMENDED AND RESTATED

HERCULES DEFERRED COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2008

AMENDED AND RESTATED

HERCULES DEFERRED COMPENSATION PLAN

(EFFECTIVE JANUARY 1, 2008)

General Overview
The Plan provides eligible employees with the opportunity to defer the receipt of a portion of compensation to (1) a date or dates beginning after the employee’s retirement; (2) upon the earlier of such other designated date as provided hereunder or separation from service or (3) upon separation from service. Amounts deferred will be credited each quarter with interest equal to the Morgan Guaranty Trust Company prime rate. The total amount deferred, including interest credits, will be paid in accordance with the terms of settlement options elected by the employee. The Plan is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan, as amended and restated, is intended to satisfy the requirements of Section 409A of the Code.
Eligibility
Eligibility to participate in this Plan shall normally be limited to those executives who receive awards under the Hercules Long-Term Incentive Compensation Plan during the calendar year prior to the deferral period. Other employees may become eligible upon the approval of the Chief Executive Officer.
Compensation
For purposes of the Plan, compensation means base monthly salary and bonus payouts, if any, applicable to awards made pursuant to the Management Incentive Compensation Plan (MICP) or a successor plan.
Deferral Elections
Base Monthly Salary: Elections to defer base monthly salary must be made prior to December 31 of the year preceding the year that the services to which the base monthly salary relates are performed. If an employee first becomes eligible to participate in the Plan during a calendar year (and is not already eligible to participate in any other account-based nonqualified deferred compensation plan to which employee

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deferrals may be made), the employee may make a deferral election with respect to base monthly salary attributable to future services during the calendar year within 30 days of initial eligibility.
Eligible employees shall elect, on a form provided by the Company, the percentage of their base monthly salary for the ensuing year that is to be deferred. An election to defer a portion of base monthly salary shall be irrevocable.
Deferral percentages cannot be less than 5% or more than 60% of base monthly salary.
MICP Payouts: Elections to defer the cash portion payout applicable to future awards under the MICP must be made at least 6 months prior to the end of the performance period to which the payout relates, or earlier at the Company’s discretion; provided, however, that the employee is continuously employed from the earlier of the beginning of such performance period or the date the performance goals for such performance period are established through the date of the deferral election.  The annual election to defer the MICP payout shall be irrevocable.
Eligible employees shall elect, on a form provided by the Company, the percentage of their payout, if any, for the current performance period. Deferral percentages may be up to 100% (in 5% increments) of the cash portion of the MICP payout, if any.  Only MICP payouts to be made in cash may be deferred. Payouts in restricted stock or other non-cash remuneration may not be deferred under this Plan.
Deferred Accounts and Interest Credits
The Company shall establish and maintain a deferral account in the name of each participant. Every account shall be credited monthly with the base monthly salary deferred and/or, at the time an MICP award becomes payable, with the amount of MICP payout deferred. Participant accounts shall be credited quarterly with interest equal to the Morgan Guaranty Trust Company prime rate of interest.
Non-Qualified Savings Plan (NQSP) Account
There are two types of Non-Qualified Savings Plan (NQSP) account deferrals:
1.
Matching Contribution Replacement Due to Deferred Compensation. To the extent that participation in the Hercules Deferred Compensation Plan reduces the amount that an eligible participant may contribute to the

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Hercules Incorporated Savings and Investment Plan (“401(k) Plan”), a Non-Qualified Savings Plan (NQSP) account shall be established and maintained within this Plan. This account will consist of the Company Matching Contributions (as defined in the 401(k) Plan) that cannot be credited to the 401(k) Plan solely by reason of the participant’s election to defer base monthly salary and/or the cash portion of the MICP payout. Such amounts shall be credited to the participant’s NQSP account under this Plan. The Company Matching Contribution percent will be based on the 401(k) earnings deferral rate elected by the employee and in effect when he or she makes deferral elections under this Plan.

2.
Excess Contributions. Certain highly compensated participants will have their ability to contribute to, or to be credited with contributions under, the 401(k) Plan limited due to the imposition of IRS and Internal Revenue Code limits. The Company projects which participants may exceed the regulatory earnings limit in the subsequent calendar year. Such participants may elect to defer up to an additional 6% of their base monthly salary and the “Target” portion of their MICP payout, which will be matched in this Deferred Compensation Plan to the same extent a match would have been made had the participant been able to contribute such amounts under the 401(k) Plan.

A deferral election under this Section must be made prior to the year that the services to which the base monthly salary relates are performed (or if applicable, in accordance with the timing rules for mid-year eligibility). The deferral will start on the next January 1 and will continue for the entire calendar year. However, the Company Matching Contributions made in relation to this deferral under the Plan will be limited to an amount such that, when combined with the Matching Contributions under the 401(k) Plan, the total does not exceed the Matching Contributions the participant would have received had he continued the same deferral percentage in effect when he made his NQSP election and had he not been subject to IRS earnings limits under the 401(k) Plan. In addition to the foregoing, certain highly compensated participants may not receive a full Performance Retirement Contribution (PRC), or similar non-matching

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Company Contribution under the 401(k) Plan, due to the imposition of IRS or Internal Revenue Code limits. Any Company Contributions so limited shall be added to the participant’s NQSP account under this Plan.
The applicable Company Matching Contributions referenced above shall be credited to the participant’s NQSP account at the end of each calendar year (or, if earlier, within thirty (30) days following his separation from service (within the meaning of Section 409A of the Internal Revenue Code)). The other Company contributions referenced above shall be credited to the participant’s NQSP account at approximately the same time they would have been contributed to the 401(k) Plan.
Once credited to a participant’s account, employee deferrals and Company contributions shall be credited quarterly with interest equal to the Morgan Guaranty prime rate of interest.
Exchange Election
With respect to amounts under this Plan that were deferred and vested as of December 31, 2004 (including future earnings thereon), and subject to the approval of the Company, a participant may elect to exchange such account balance for Restricted Stock under the applicable “Exchange Awards” provisions of the Hercules Incorporated Long-Term Incentive Compensation Plan (LTICP).
Distributions
Subject to the terms and conditions set forth in this Section, participants may elect the time and form of payment of benefits under this Plan at the time of their deferral elections.  The payment of benefits shall be made (or commence to be made) within ninety (90) days following the time of payment elected by the participant.  Plan account balances may be paid in the form of a lump sum or installments. A right to receive installment payments shall be treated as a right to receive a series of separate payments.  However, in no event shall NQSP account balances be payable prior to the earliest of participant’s separation from service or disability (each as defined in Section 409A of the Internal Revenue Code), or death.
Notwithstanding previous deferral elections, participants who become eligible for benefits under the Hercules Long-Term Disability (“LTD”) Plan and who are disabled within the meaning of Section 409A shall have their Plan account balances commence

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to be paid within ninety (90) days of the date of LTD commencement in the form elected. If no election is made, the participant’s entire Plan account balance will be paid to the participant (or beneficiary, as applicable) in a lump sum within ninety (90) days of separation from service.
Notwithstanding previous deferral elections, in the event of a participant’s death, his or her Plan account balance shall be paid to the participant’s beneficiary within ninety (90) days of the date of the participant’s death.
Any Plan account balance payable to a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code) upon such employee’s separation from service (other than by reason of death) shall not be paid to the specified employee until the first business day of the seventh month following separation from service.
Notwithstanding the foregoing, with respect to amounts under this Plan that were deferred and vested as of December 31, 2004 (including future earnings thereon) (“Grandfathered Account”), the following rules will apply:
(1) Participants who are retirement eligible1 may elect to have their Grandfathered Account settled in one of the following options:
•	Lump sum payable at separation from service or death.
•	A dollar amount to be paid upon the earliest of a specified date or separation from service or death. If any amount remains, such amount will be paid at separation from service.
•
A percentage of the Grandfathered Account to be paid after retirement as a lump sum and/or in equal annual installments over 1 to 10 years. Payouts must commence on or prior to age 70-1/2 and no later than 10 years from retirement. The percentage shall be applied against the Grandfathered Account balance on the effective date of retirement. Calculation of the annual installment shall be as follows: the first payment shall be the value of the account on the first payout date divided by the

1
Retirement: Termination of employment at Normal Retirement Date (age 65) or with consent of the Company with immediate eligibility for Early or Reduced Early Retirement benefits under a retirement or pension plan maintained by the Company, a Participating Subsidiary or Related Entity.

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number of installments that the participant has chosen. Each succeeding payment shall equal the account balance (including credited interest) on each anniversary installment date divided by number of payments remaining to be paid.
(2) Participants who are not retirement eligible at the time of election will have their Grandfathered Account paid in the same manner as the remainder of their Plan account.
Notwithstanding the foregoing, pursuant to Internal Revenue Service Notice 2007-86, section 3.A.01(B), the Human Resources Committee of the Board of Directors has discretion to permit some or all of the Participants to make transitional payment elections in 2008 with respect to all account balances that are to be paid after 2008.  A transitional payment election under this section is allowed to change the deferral period and/or the form of distribution for such account balances so long as all distributions of the deferred account balance, after the transitional payment election is taken into account, are to be made after 2008.  Accordingly, each Participant may, on or before December 31, 2008, elect to receive his or her account balance as a lifetime monthly annuity.
Subsequent Deferrals
Changes to distribution elections are allowed if made 12 months in advance of the current distribution date, the new election does not take effect for 12 months, and the distribution must be deferred at least 5 years from the current distribution date. Annual installments will be treated as a series of separate payments.  The ability to make changes as described in this paragraph shall not apply to Grandfathered Accounts.
Other Terms and Conditions
Participation in the Plan is strictly voluntary.
Amounts deferred under this Plan do not qualify as earnings for purposes of calculating benefits under The Pension Plan of Hercules Incorporated or the Hercules Savings and Investment Plan. Pension benefits otherwise accrued under the Hercules Incorporated Employee Pension Restoration Plan applicable to amounts deferred under

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this Plan shall be governed by the terms and conditions of the Hercules Incorporated Employee Pension Restoration Plan.
The Human Resources Committee of the Board of Directors shall have the sole responsibility for administering and interpreting the provisions of the Plan and shall also have the authority to do those things necessary and possible to achieve the deferred receipt of income intended for eligible employees under this Plan.
All amounts paid under the Plan shall be made from the general assets of the Company. Participants shall have no secured interest in any asset of the Company, including, without limitations, investments of the Company, if any, intended to retire its obligations under the Plan.
11/11/08

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